Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the incorporation by reference in this Amendment No. 2 to Registration Statement on Form S-1 and related Prospectus of our report dated February 27, 2017 relating to the financial statements of Ritter Pharmaceuticals, Inc. (which report includes an explanatory paragraph relating to the uncertainty of the Company’s ability to continue as a going concern) for each of the two years ended December 31, 2016, and to the reference to us under the caption “Experts” which is contained in this Prospectus.

/s/ Mayer Hoffman McCann P.C.

Orange County, California

July 19 , 2017